October 29, 2003

Mr. John Y. Keffer Chairman Board of Trustees Forum Funds Two Portland Square Portland, Maine 04101

         RE:  Contractual Waivers and Reimbursements

Dear John:

         Brown Investment Advisory Incorporated (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses for Brown Advisory Small Cap Value (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.25%.

         This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on September 30, 2004.

                                          Very truly yours,

                                          Brown Investment Advisory Incorporated

                                          By: /s/ DAVID M. CHURCHILL
                                              ----------------------
                                          David M.Churchill
                                          Chief Financial Officer